Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

Company Reports Record Revenues and Net Income in Second Quarter 2009

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  Second quarter revenue increased 63.2% to a record $14.5 million from $8.9 million in the 2008 second quarter, led by a 184.5% increase in Infection Control sales and a 95.3% increase in Building Supply (formerly known as Engineered Products) sales.

•                  Net income increased 463.4% for the three months ended June 30, 2009 to a record $2.2 million, compared to net income of $385,000 for the three months ended June 30, 2008.

•                  Inventory decreased by $2.7 million, or 22.4%, to $9.4 million as of June 30, 2009 from December 31, 2008, primarily due to a decrease in inventory in the Building Supply segment.

•                  The Company accelerated production of its N-95 respirator masks to provide sufficient quantities to address increased demand amidst concern regarding the swine influenza A (H1N1 Influenza A) virus infection pandemic.

•                  Alpha Pro Tech was added to the Russell Microcap® Index on June 30, 2009, which remains in place for one year, resulting in automatic inclusion in the appropriate growth and value style equity indexes.

Nogales, Arizona – August 5, 2009, Alpha Pro Tech (NYSE Amex: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced its financial results for the three and six month periods ended June 30, 2009.

Consolidated sales for the three months ended June 30, 2009 increased 63.2% to $14.5 million from $8.9 million in the comparable period of 2008.  Sales for the Disposable Protective Apparel segment increased by 14.0% to $6.1 million in the second quarter of 2009, compared to $5.3 million for the same period of 2008.  Building Supply (formerly known as Engineered Products) segment sales for the three months ended June 30, 2009 increased by 95.3% to a quarterly record of $3.8 million, compared to $1.9 million for the same period of 2008. The increase for the quarter is primarily due to a 171.7% increase in sales of REX™ Synfelt synthetic roof underlayment and a 14.3% increase in sales of REX™ Wrap house wrap. The sales mix of the Building Supply segment sales for the second quarter of 2009 and 2008 was 71% and 51%, respectively, for synthetic roof underlayment and 29% and 49%, respectively, for house wrap.  Infection Control segment sales for the three months ended June 30, 2009 increased by 184.5% to a quarterly record of $4.7 million, compared to $1.7 million for the same period of 2008.  Mask sales were up by 222.8%, or $2.5 million, and shield sales were up by 172.1%, or $0.6 million.

Al Millar, President of Alpha Pro Tech, commented, “Our Building Supply distribution channel strategy continues to strengthen each and every quarter as we bring on new distributors into the mix. Our REX™ Synfelt synthetic roof underlayment is being positively received as a superior product in the industry, and we believe that it is a cost effective and a better alternative to felt paper. As the market evolves from felt paper to synthetic roof underlayment, which is a significant opportunity for the Company, we believe that we are in a very good position to pick up market share. As well, our high-quality, multi-color printed house wrap gives us a distinct competitive advantage in the marketplace and is growing even during this weak building market and economic downturn. In addition, our distribution channel strategy should continue to broaden our ability to take advantage of market opportunities, particularly for synthetic roof underlayment and house wrap, throughout this year and into the future. We continue to work on opportunities with new and existing distributors and we are very optimistic about the future growth of this segment.”

Mr. Millar continued, “Respiratory N-95 mask sales were up significantly in the second quarter and are expected to continue to be substantially stronger than normal for the foreseeable future amidst concerns regarding the global H1N1 Influenza A (commonly known as “Swine Flu”) pandemic.  Shield sales improved in the second quarter of 2009, primarily due to the shipment of approximately $400,000 of shields, which was the balance of the $1.7 million shield order received in the fourth quarter of 2008 from the same customer from whom we received a non-recurring order in the first quarter of 2007.  This $1.7 million non-recurring shield order commenced shipping in the fourth quarter of 2008, was shipped out over a period of three quarters and is now complete. General shield sales also increased in the second quarter.”

Consolidated sales for the six months ended June 30, 2009, increased 45.2% to $23.9 million from $16.4 million for the same period of 2008.  Sales for the Disposable Protective Apparel segment increased 11.5% to $10.9 million during the six months ended June 30, 2009 from $9.8 million during the same period in 2008, resulting primarily from  increased sales to our largest distributor, as well as, increased sales to a broad base of our distribution network.  Building Supply segment sales increased by 83.2% to $6.0 million from $3.3 million in the same period last year, primarily due to a 136.5% increase in sales of REX™ Synfelt synthetic roof underlayment and a 17.4% increase in sales of REX™ Wrap house wrap.  The sales mix of the Building Supply segment sales for the first six months of 2009 and 2008 was 68% and 53%, respectively, for synthetic roof underlayment and 32% and 47%, respectively, for house wrap. Infection Control segment sales increased by 106.4% to $6.9 million for the six months ended June 30, 2009 from $3.4 million for the same period of 2008.  Mask sales were up by 111.7%, or $2.4 million, shield sales were up by 181.9%, or $1.3 million, and sales of medical bed pad and pet beds were down $0.2 million.

Gross profit for the three months ended June 30, 2009, increased 75.4% to $6.9 million from $3.9 million for the same period in 2008.  The gross profit margin was 47.2% for the three months ended June 30, 2009, compared to 44.0% for the same period of 2008.  Gross profit increased by 49.2% to $11.0 million for the six months ended June 30, 2009 from $7.4 million for the same period in 2008.  The gross profit margin was 46.0% for the six months ended June 30, 2009, compared to 44.8% for the same period in 2008.

Gross profit margin for the three and six month periods ended June 30, 2009 has been positively affected by the change in product mix in which Infection Control segment sales, which have higher margins, increased as a percentage of total sales. Conversely, gross profit margin for the Disposable Protective Apparel segment for the three and six months was lower than the same periods of 2008.  Although the Disposable Protective Apparel segment gross margin was lower than the same period of 2008, it was improved from the fourth quarter of 2008 as we passed on a price increase to our distributors due to cost increases in the second half of 2008.

Selling, general and administrative expenses increased by 6.4% to $3.4 million for the second quarter 2009 from $3.2 million for the same quarter last year.  As a percentage of net sales, selling, general and administrative expenses decreased to 23.4% for the second quarter 2009 from 35.8% for the same period of 2008.  Selling, general and administrative expenses increased by $304,000, or 4.8%, to $6.6 million for the six months ended June 30, 2009 from $6.3 million for the same period of 2008. As a percentage of net sales, selling, general and administrative expenses decreased to 27.8% for the six months ended June 30, 2009 from 38.5% for the same period of 2008.

Selling, general and administrative expenses as a percentage of sales were significantly lower for the three and six months ended June 30, 2009, as compared to the same periods of 2008. We believe that we can now effectively leverage the infrastructure that we have built to substantially grow the business, while decreasing expenses as a percentage of sales from historical levels.

Net income increased by 463.4% for the three months ended June 30, 2009 to $2.2 million, compared to net income of $385,000 for the three months ended June 30, 2008.  Net income as a percentage of sales for the second quarter 2009 and 2008 was 14.9% and 4.3%, respectively.  Basic and diluted net income per share for the three months ended June 30, 2009 and 2008 was $0.10 and $0.02, respectively.  Net income for the six months ended June 30, 2009 increased by 412.0% to $2.7 million, compared to net income of $524,000 for the same period of 2008.  Net income as a percentage of sales for the six months ended June 30, 2009 and 2008 was 11.2% and 3.2%, respectively. Basic and diluted net income per share for the six months ended June 30, 2009 and 2008 was $0.12 and $0.02, respectively.

The consolidated balance sheet continued to remain strong with a current ratio of 7:1 on June 30, 2009. The Company completed the second quarter with cash and cash equivalents of $6.5 million, up 41.0% from $4.6 million as of December 31, 2008, and working capital of $22.7 million. Inventories as of June 30, 2009, decreased by $2.7 million to $9.4 million, compared to $12.1 million as of December 31, 2008.

Lloyd Hoffman, Chief Financial Officer, commented, “Inventory decreased by 22.4%, primarily due to a decrease in inventory for the Building Supply segment.  Inventory levels for this segment are now more closely aligned with current demand.”

Mr. Hoffman concluded, “Cash increased by $1.9 million to $6.5 million, primarily due to cash provided by operating activities of $3.9 million, offset by cash paid for the repurchase of common stock of $1.8 million and cash used in investing activities of $202,000. During the six months ended June 30, 2009, we repurchased 1,447,600 shares of common stock. As of June 30, 2009, we have repurchased a total of 6,086,500 shares of common stock at a cost of $7.3 million through our repurchase program. We retire all stock repurchases.  Future repurchases are expected to be funded from cash on hand and cash flow from operations.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility that was renewed in May.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc.  Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. Alpha Pro Tech has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct.  Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.  Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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-tables follow-

Consolidated Income Statements (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$14,547,000	$8,913,000	$23,874,000	$16,437,000

Cost of goods sold, excluding depreciation and amortization	7,676,000	4,995,000	12,884,000	9,069,000

Gross margin	6,871,000	3,918,000	10,990,000	7,368,000

Expenses:
Selling, general and administrative	3,399,000	3,194,000	6,639,000	6,335,000
Depreciation and amortization	162,000	141,000	322,000	282,000

Income from operations	3,310,000	583,000	4,029,000	751,000

Other income:
Equity in income of unconsolidated affiliates	72,000	17,000	170,000	38,000
Interest, net	—	17,000	1,000	51,000

Income before provision for income taxes	3,382,000	617,000	4,200,000	840,000

Provision for income taxes	1,214,000	232,000	1,517,000	316,000

Net income	$2,168,000	$385,000	$2,683,000	$524,000

Basic net income per share	$0.10	$0.02	$0.12	$0.02

Diluted net income per share	$0.10	$0.02	$0.12	$0.02

Basic weighted average shares outstanding	22,795,003	24,979,571	23,245,300	25,094,775

Diluted weighted average shares outstanding	22,820,145	24,979,571	23,245,300	25,094,775

Consolidated Balance Sheets (Unaudited)

	June 30, 2009	December 31, 2008 (1)

Assets
Current assets:
Cash and cash equivalents	$6,455,000	$4,578,000
Accounts receivable, net of allowance for doubtful accounts of $83,000 at June 30, 2009 and $71,000 at December 31, 2008	8,132,000	5,091,000
Inventories, net	9,359,000	12,057,000
Prepaid expenses and other current assets	1,894,000	1,340,000
Deferred income taxes	515,000	510,000
Total current assets	26,355,000	23,576,000

Property and equipment, net	3,829,000	3,942,000
Goodwill, net	55,000	55,000
Intangible assets, net	195,000	202,000
Equity investments in and advances to unconsolidated affiliates	1,563,000	1,393,000
Total assets	$31,997,000	$29,168,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,499,000	$620,000
Accrued liabilities	2,163,000	1,263,000
Total current liabilities	3,662,000	1,883,000

Deferred income taxes	862,000	819,000
Total liabilities	4,524,000	2,702,000

Shareholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 22,403,255 and 23,850,855 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	224,000	239,000
Additional paid-in capital	23,124,000	24,785,000
Retained earnings	4,125,000	1,442,000
Total shareholders’ equity	27,473,000	26,466,000
Total liabilities and shareholders’ equity	$31,997,000	$29,168,000

(1)          The condensed consolidated balance sheet as of December 31, 2008 has been prepared using information from the audited financial statements at that date.